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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement ("Agreement") is made this 28th day of December, 2001 (the "Agreement Date") between the following parties ("Parties"):

          (i)  PetroCorp Incorporated., a Texas corporation ("PetroCorp");
               and,

          (ii) Richard L. Dunham, an individual residing in Tulsa, Oklahoma (the "Executive").

     PetroCorp and Executive, in consideration of the promises and covenants set forth herein (the receipt and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, agree as follows:

(1)  PURPOSE OF THIS AGREEMENT.  The purpose of this agreement is as follows:
     (a) PetroCorp is a Texas corporation engaged in the oil and gas business in the Continental United States, Canada and Ecuador.

     (b) The Executive is currently serving as Executive Vice President and Manager of Operations and Engineering for PetroCorp Incorporated pursuant to a management agreement between PetroCorp and Kaiser-Francis Oil Company by which Executive is currently employed.

     (c) PetroCorp and Executive desire that Executive become a direct employee of PetroCorp.

     (d) The purpose of this Agreement is to set forth the terms and conditions on which PetroCorp shall, as of the Commencement (as hereafter defined), employ the Executive.

(2) EMPLOYMENT. PetroCorp hereby employs the Executive, and the Executive hereby agrees to work for PetroCorp, on the following terms and conditions:

     (a) Executive shall serve as Executive Vice President and Manager of Operations and Engineering for PetroCorp.

     (b) Executive shall devote usual and customary office hours and all time and attention reasonably necessary to the affairs of PetroCorp. Executive shall serve PetroCorp diligently, loyally, and to the best of his ability.
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     (c)  Executive shall serve in such other or additional positions as an officer and/or director of PetroCorp or any of its affiliates as the Board of

          Directors of PetroCorp shall request; provided, however, Executive's residence and place of work shall remain in Tulsa, Oklahoma.

     (d) Notwithstanding anything herein to the contrary, Executive shall not be precluded from (i) engaging in any charitable, civic, political or community activity or membership in any professional organization and
          (ii)continuing to engage in oil and gas activities for his own benefit consistent with past practice to the extent such service does not create a conflict of interest with PetroCorp.

(3) COMPENSATION. As the sole, full and complete compensation to the Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to PetroCorp or to any affiliate of
     PetroCorp:

     (a) PetroCorp shall pay to Executive the sum of $ per year payable in installments in arrears, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at PetroCorp ("Annual Salary"). The Annual Salary may be increased during the Term (as hereafter defined), but shall not be decreased.

     (b) PetroCorp shall pay directly reasonable and customary employee benefits including medical and health, dental, life, and disability insurance, subject to approval by the Compensation Committee of the Board of Directors of PetroCorp which approval shall not be unreasonably withheld, delayed or denied.

     (c)  PetroCorp shall pay $ per year, as an additional retirement benefit.

     (d) PetroCorp shall pay Executive the Annual Incentive Bonus (as hereafter defined) and the Severance Payment (as hereafter defined). PetroCorp may,

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          from time to time in PetroCorp's sole discretion, pay or provide, or agree to pay or provide, Executive a bonus, stock option, or other incentive or performance based compensation in addition to the Annual Incentive Bonus and the Severance Payment. All bonus, stock option and incentive or performance based compensation described in this subparagraph, including the Annual Incentive Bonus and the Severance Payment shall not, regardless of its nature, constitute Annual Salary.

     (e) PetroCorp shall reimburse Executive for reasonable and necessary entertainment, travel and other expenses incurred in connection with the business of PetroCorp, subject to audit by the Compensation Committee of the Board of Directors of PetroCorp which approval shall not be unreasonably withheld, delayed or denied.

     (f) The Executive shall be allowed four weeks vacation, with the ability to be compensated for up to ten days of such vacation in lieu of taking the vacation, and usual and customary holidays.

     (g) Executive hereby agrees to accept the foregoing compensation as the sole, full and complete compensation to Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to PetroCorp or any affiliate of PetroCorp.

(4) TERM OF THIS AGREEMENT. The term of this Agreement (the "Term") shall commence (the "Commencement") as of the first day of January 2002 and shall terminate on the third anniversary date of the Commencement; provided, however, this Agreement shall terminate in the event PetroCorp consummates a Business Combination Transaction (as hereafter defined) in which event the effective date of termination shall be such date as is mutually agreed between Executive and PetroCorp, but in no event later than the first day of the third full calendar month following the month in which the Business Combination Transaction is consummated.

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(5)  TERMINATION OF THIS AGREEMENT.  Notwithstanding  the provisions of paragraph 4 of this Agreement, this Agreement may be terminated as follows:

     (a) PetroCorp may terminate this Agreement for cause on the following terms and conditions:

          (A) PetroCorp shall be deemed to have cause to terminate Executive's employment only in, but only in, one of the following events:

               (1) The Executive shall materially fail to perform his
                   obligations under this Agreement (it being understood that any such failure resulting from Executive's incapacity due to physical or mental illness shall not be deemed willful);

               (2) The Executive commits any act which is intended by Executive to materially injure PetroCorp;

               (3) The Executive commits any criminal act or any act involving moral turpitude;

               (4) The Executive commits any dishonest or fraudulent act; or,

               (5) Any refusal by Executive to obey orders or instructions of the Board of Directors of PetroCorp unless such instructions would require Executive to commit an illegal act, could subject Executive to personal liability, would require Executive to violate the terms of this Agreement, or would otherwise be inconsistent with any duties imposed upon Executive by law or regulation.

                                       4
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          (B)  PetroCorp shall be deemed to have cause to terminate Executive's employment only when a majority of the members of the Board of Directors of PetroCorp finds that, in the good faith opinion of such majority, the Executive committed one or more of the acts set forth in clauses (1) through (5) of the preceding subparagraph, such finding to have been made after at least ten
               (10) business days notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard, for such period of time and at such place and time as the Board of Directors in its discretion shall determine, before such majority. The determination of such majority, made as set forth above, shall be binding upon PetroCorp and the Executive.

          (C) The effective date of a termination for cause shall be the date of the action of such majority finding the termination was with cause. In the event PetroCorp terminates this Agreement for cause, (A) PetroCorp shall pay Executive the Executive's then Annual Salary through, but not beyond, the effective date of the termination and (B) the Executive shall receive those other benefits described in Paragraph 3 of this Agreement through but not beyond the effective date of such termination.
     (a) The Executive may, at any time after the first anniversary date of this Agreement, terminate this Agreement on the following terms and conditions:

          (A) The Executive may give written notice of termination to PetroCorp. The termination shall be effective on the twentieth
               (20th) business day following the notice of termination.

          (B) Upon termination by the Executive, PetroCorp shall have no obligation to Executive under this Agreement except to pay Executive Annual Salary and benefits up to the effective date of the termination.

                                       5
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(6)  ANNUAL INCENTIVE BONUS.  PetroCorp shall pay Executive a bonus on the following terms and conditions (the "Annual Incentive Bonus"):

     (a) The Annual Incentive Bonus shall be paid by PetroCorp corporate check in United States Dollars (or in PetroCorp Common Stock valued in accordance with Paragraph 6j, at the option of the Executive), at the discretion of the Executive) on or before the 45/th/ calendar day following the termination of the full or partial year in respect of which the Annual Incentive Bonus is being calculated.

     (b) The Annual Incentive Bonus shall be not more than 50 percent of Annual Salary.

     (c) The Annual Incentive Bonus shall be the sum of the following four amounts:

          (A)  Reserve Growth Per Share Bonus;

          (B)  EBITDA Growth Bonus;

          (C)  Stock Price Growth Bonus; and,

          (D)  Discretionary Bonus.

     (d) The Reserve Growth Per Share Bonus shall equal (i) Annual Salary at the end of the year times (ii) 0.25 times (iii) a fraction the numerator of which is PetroCorp Reserves (as hereafter defined) calculated in mcf equivalents (with oil converted to mcfs at the ratio of one bbl oil equals six mcf of natural gas) at the end of such year divided by the number of shares of PetroCorp Common Stock outstanding at the end of such year and the denominator of which is PetroCorp Reserves at the start of such year divided by the number of shares of PetroCorp Common Stock outstanding at the start of such year, minus 1.0; provided such fraction shall not be less than 1.0 nor more than 1.5; and provided further if the fraction is less than one, the Reserve Growth Per Share Bonus shall be zero.

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     (e)  The EBITDA Growth Bonus shall equal (i) Annual Salary at the end of the year times (ii) 0.25 times (iii) a fraction the numerator is the EBITA Per Share (as hereafter defined) at the end of such year and the denominator is the EBITDA per share at the start of such year, minus 1.0; provided such fraction shall not be less than 1 nor more that 1.5; and provided further if the fraction is less than one, the EBITDA Growth Bonus shall be zero.

     (f) The Per Share Stock Price Bonus shall equal (i) Annual Salary at the end of the year times (ii) 0.25 times (iii) Per Share Stock Price (as hereafter defined) at the end of such year and the denominator is the Per Share Stock Price at the start of such year, minus 1.0; provided such fraction shall not be less than 1.0 nor more than 1.5; ; and provided further if the fraction is less than one, the Stock Price Bonus shall be zero.

     (g) The Discretionary Bonus shall be such amount, not exceeding 0.25 times Annual Salary as the Compensation Committee of the Board of Directors of PetroCorp shall, in its sole discretion, determine is appropriate.

     (h) As used herein, PetroCorp Reserves means Proved Oil and Gas Reserves determined in the annual reserve reports of PetroCorp prepared in the ordinary course of business using reserve determination methodologies consistent with prior practice and stated in MCF equivalents, converting oil to natural gas at a 6:1 ratio; provided, however:

          (A) In the event of the disposition of reserves during the year, the amount of reserves sold during such year shall be deducted in determining the PetroCorp Reserves at the start of such year;

          (B) In determining reserves at the end of the year, the same pricing, cost, and discount rate assumptions shall be utilized as were utilized in determining reserves at the beginning of such year in the reserve report prepared by PetroCorp in the

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              ordinary course of business as hereafter provided in Clause (C);
              and,

          (C) For purposes of determining PetroCorp Reserves, the reserve report of PetroCorp prepared annually in the ordinary course of business immediately preceding the date of determination shall be utilized with the adjustments provided in the preceding subparagraphs.

     (i) As used herein, EBITDA per share means earnings before interest, taxes, depreciation and amortization Per Share, determined in accordance with the financial statements of PetroCorp included in SEC Forms 10K as filed with the Securities and Exchange Commission for the year ending immediately preceding the start and immediately preceding the end of the year.

     (j) As used herein, the Per Share Stock Price shall be the average of the closing prices for PetroCorp Common Stock on the American Stock Exchange on the sixty (60) trading days on which at least one trade actually occurs immediately preceding the date as of which the determination of the Stock Price is being made. If there are any changes in the capitalization of PetroCorp affecting the number or kind (after the recapitalization) of issued and outstanding shares of PetroCorp Common Stock (existing immediately prior to the change in capitalization), whether such changes have been occasioned by reorganization, combination of shares, declaration of stock dividends, stock splits, reverse stock splits, reclassification or recapitalization of such stock, the merger or consolidation of PetroCorp with some other corporation or other similar transaction, then the number and kind of shares and the price to be paid therefor, shall be appropriately adjusted.

                                       8
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     (k)  Attached hereto are hypothetical examples of the application of the foregoing provisions.

(7) Severance Payment. In the event of a Business Combination Transaction (as hereafter defined), PetroCorp shall pay the Severance Payment (determined as hereafter provided) to Executive on the following terms and conditions:

     (a)  The liquidation of PetroCorp;

     (b)  The sale of all or substantially all of the assets of PetroCorp;

     (c) A merger, consolidation, asset acquisition in exchange for shares, share exchange, or other comparable transaction in which PetroCorp is not deemed the acquirer in accordance with FASB # 141; or,

     (d) A merger, consolidation, asset acquisition in exchange for shares, share exchange, or comparable transaction in which the shareholders of PetroCorp immediately prior to the consummation of the transaction own less than 50% of the voting securities of PetroCorp or the surviving corporation immediately following consummation of the transaction.

     (e)  The Severance Payment shall be determined as follows:

          (A) The Severance Payment shall be paid contemporaneously with the consummation of the Business Combination Transaction.

          (B) The Severance Payment shall be paid in PetroCorp Common Stock, the same capital stock which holders of PetroCorp Common Stock receive in the Business Combination Transaction. For this purpose, as applicable, (i) the value of PetroCorp Common Stock shall be determined in accordance with Paragraph 6j as of the date of consummation of the Business Transaction combination and
               (ii) capital stock which holders of PetroCorp Common Stock receive shall be valued as of the date of consummation of the Business

                                       9
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               Combination Transaction, as near as may reasonably be done with such changes as are reasonably required to accommodate the circumstances, in the same manner as is provided for in Paragraph 6j for PetroCorp Common Stock.

          (C) The amount of the Severance Payment shall be determined in accordance with the following formula, not to exceed five times Annual Salary:

                         SP = [AS][4(TV/PC) - 3]

                    Where:

                    SP = Severance Payment
                    AS = Annual Salary at the date of consummation of the
                         Business Transaction Combination

                    TV = Transaction Value (as hereafter defined)

                    PC = PetroCorp Value (as hereafter defined)

               (1) PetroCorp Value shall be the PetroCorp Per Share Stock Price determined in accordance with Paragraph 6j as of the date the proposed Business Combination Transaction first becomes publicly known.

               (2)  Transaction Value shall be:

                    (1) In the event the transaction is the sale of all or substantially all of the assets of PetroCorp, the fair market value per share of PetroCorp Common Stock of all cash, securities, and other assets paid to PetroCorp in the Business Combination Transaction determined as of the date the proposed

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                         Business Combination first becomes publicly known, less
                         all liabilities.

                    (2) In the event the transaction is a share exchange, the value per share of PetroCorp Common Stock of the capital stock received by the holders of PetroCorp Common Stock, determined, as of the date the proposed Business Combination first becomes publicly known as near as may reasonably be done with such changes as are reasonably required to accommodate the circumstances, in the same manner as is provided for in Paragraph 6j for PetroCorp Common Stock plus the value per share of PetroCorp Common Stock of any cash or other assets received.

                    (3) In the event the transaction is a transaction in which PetroCorp acquires the assets of another, the value per share of PetroCorp Common Stock of all cash, securities, and other assets paid by PetroCorp to the seller in the Business Combination Transaction determined as of the date the proposed Business Combination first becomes publicly known.

(8) PROVISIONS RESPECTING ILLNESS AND DEATH . In the event Executive is unable to perform his duties under this Agreement on a full-time basis by reason of illness or other physical or mental disability, PetroCorp shall, nevertheless continue to pay Executive his Annual Salary and Executive shall nevertheless receive the additional benefits described in

                                       11
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     Paragraph 3 for a period of six (6) consecutive months. If, at or before the end of such period, Executive does not return to work on a full-time basis, PetroCorp may terminate this Agreement without further or additional compensation being due the Executive from PetroCorp except Annual Salary , the additional benefits under Paragraph 3 accrued through the date of such termination, and a proportionate part of the Annual Incentive Bonus. In the event of the death of Executive during the Term of this Agreement, PetroCorp shall pay pursuant to the direction of the Executive (and, in the absence of such direction, to the estate of the Executive) Annual Salary (but none of the additional benefits provided in Paragraph 3) for six months following the date of the death.

(9) AGREEMENT NOT TO SOLICIT. Upon the termination of this Agreement, whether for cause or upon the expiration of the Term, and for one year thereafter, Executive shall not directly or indirectly (whether as an officer, director, employee, partner, stockholder, creditor or agent, or representative of other persons or entities) (i) contact or solicit employees of PetroCorp or PetroCorp's affiliates to seek employment with any person or entity except PetroCorp and its affiliates or (ii) without the consent of PetroCorp acquire any interest in any oil and gas lease in any quarter section of land (or in any quarter section of land contiguous to any quarter section of such land) in which PetroCorp owned an oil and gas lease as of the date of termination. Executive agrees that (i) any remedy at law for any breach of the provisions of this Paragraph would be inadequate, (ii) in the event of any breach of the provisions of this Paragraph, this Agreement shall constitute incontrovertible evidence of irreparable injury to PetroCorp, and (iii) PetroCorp shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing posting any bond therefor. Executive shall maintain the confidentiality of confidential information of PetroCorp and use it only for the business purposes of PetroCorp.

(10) MISCELLANEOUS PROVISIONS. The following miscellaneous provisions shall apply to this Agreement:

     (a) All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices

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          shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

          If to PetroCorp:    PetroCorp Incorporated
                              Attention:Lealon L. Sargent
                              16023 Mickleham Drive
                              Houston, Texas    77379
                              Telephone:(281) 653-2381


          With a Copy to:     Frederic Dorwart
                              Old City Hall
                              124 East Fourth Street
                              Tulsa, OK 74103-5010
                              Telephone: (918) 583-9945
                              Facsimile: (918) 583-8251

          If to Executive:    Richard L. Dunham
                              P.O. Box 21468
                              Tulsa, OK  74121-1468
                              Telephone: (918) 491-4533
                              Facsimile: (918) 491-4584

          or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     (b) This Agreement is made and executed in Tulsa, Oklahoma, and all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement, shall be litigated in courts having situs in Tulsa County, Oklahoma.

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     (c)  This Agreement shall be subject to, and interpreted by and in accordance with, the laws of the State of Oklahoma.

     (d) This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, except as stated in this Agreement.

     (e) This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

     (f) This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

     (g) Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     (h) Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

     (i) This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     (j) In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the

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          opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     (k) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     (l) This is not a third party beneficiary contract. No person or entity other than a party signing this Agreement and those designated as a third party beneficiary herein shall have any rights under this Agreement.

     (m) This Agreement may be amended or modified only in a writing which specifically references this Agreement.

     (n) A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     (o) In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

     (p) All sums required to paid in accordance with this Agreement which are not timely paid shall bear interest at the rate of twelve (12) percent per annum compounded annually.

                                       15
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     Dated and effective the date first set forth above.


                              PETROCORP INCORPORATED

                              By  ________________________________________
                                  Lealon L. Sargent

                                  _________________________________________
                                  Richard L. Dunham

                                       16
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                                 EXHIBIT A

               THREE EXAMPLES OF THE CALCULATION OF ANNUAL BONUS
            AS DESCRIBED IN SECTION 6(d) THROUGH (g) NOT INCLUDING
                    THE DISCRETIONARY PORTION OF THE BONUS
                                     * * *

Example 1:  (A) YE to YE Reserves go from 12.4 MCFE per share to 12.8 MCFE per share
            (B) YE to YE EBITDA drops from $3.69 per share to $3.42 per share
            (C) YE to YE per share stock price increased from $8.80 to $8.95 per share

     (A) = .25 (AS) (12.8
                     ----  -1) = 0.008 (AS)
                     12.4


     (B) = .25 (AS) (3.42
                     ----  -1) = -0.018 (AS) - defaults to 0
                     3.69


     (C) = .25 (AS) (8.95
                     ----  -1) = 0.004 (AS)
                     8.80

     Total Bonus Prior to Discretionary Portion = A + B + C  =  0.012 (AS)


Example 2:  (A) YE to YE Reserves go from 12.4 MCFE per share to 16 MCFE per share
            (B) YE to YE EBITDA go from $3.69 per share to $5.00 per share
            (C) YE to YE per share stock price goes from $8.80 to $10.10 per share


     (A) = .25 (AS) (16.0
                     ----  -1) = 0.073 (AS)
                     12.4


     (B) = .25 (AS) (5.00
                     ----   1) = 0.089 (AS)
                     3.69


     (C) = .25 (AS) (10.10
                     ----- -1) = 0.037 (AS)
                     8.80

     Total Bonus Prior to Discretionary Portion = A + B + C  =  0.199 (AS)

Example 3:  (A) YE to YE Reserves go from 12.4 MCFE per share to 17.6 MCFE per share
            (B) YE to YE EBITDA drops from $3.69 per share to $5.72 per share
            (C) YE to YE Per share stock price increased from $8.80 to $16.00 per share



     (A) = .25 (AS) (17.6
                     ----  -1) = 0.105 (AS)
                     12.4


     (B) = .25 (AS) (5.72
                     ----  -1) = 0.137 (AS) - caps at 0.125 (AS)
                     3.69


     (C) = .25 (AS) (16.00
                     ----- -1) = 0.204 (AS) - caps at 0.125 (AS)
                      8.80

     Total Bonus Prior to Discretionary Portion = A + B + C  =  0.355 (AS)

     YE = Year End as defined in the Employment Contract
     AS = Annual Salary at the end of the year

                                       17